Exhibit 99.2

Transcept Pharmaceuticals Granted Second U.S. Patent

Covering Intermezzo® Formulation

Point Richmond, Calif., March 23, 2010 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced that the second patent covering the composition and use of Intermezzo® (zolpidem tartrate sublingual tablet), the lead Transcept product candidate, has been issued by the United States Patent and Trademark Office. Transcept has previously announced the issuance of a Notice of Allowance for claims under the application for this patent, U.S. Patent Application Serial No. 11/833,323, on November 4, 2009. The newly issued patent, U.S. Patent No. 7,682,628, titled “Compositions for Delivering Hypnotic Agents Across the Oral Mucosa and Methods of Use Thereof,” will expire no earlier than February 2025.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA and is working to respond to issues raised in the letter. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. For further information, please visit the company’s website at: www.transcept.com.

Forward Looking Statements

This press release contains forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expiration date of the newly issued patent; the ability of patents to provide important intellectual property protection for Intermezzo®; and Transcept efforts with respect to regulatory issues concerning Intermezzo®. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, whether Transcept is able to satisfy concerns expressed by FDA in its October 28, 2009 Complete Response Letter and otherwise satisfy FDA that the Intermezzo® NDA is sufficient to approve Intermezzo® for its intended indication and any further delays in, and the final form of, any FDA approval of Intermezzo®; possible claims of patent invalidity; maintaining adequate patent protection and successfully enforcing such patent claims against third parties. These and other risks are described in greater detail in the “Risk Factors” section of our most recent quarterly report on Form 10-Q filed with the United States Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com